EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2018 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 18, 2018) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported quarterly earnings and continued solid financial performance. The Board of Directors announced a quarterly common stock cash dividend of $0.24 per common share, payable on November 16, 2018, to shareholders of record on November 2, 2018. Select highlights for the third quarter include:

•	Net income of $1.9 million

•	Net interest margin of 4.04%

•	ALLL 0.79% of total loans

•	Net loan growth of $11.6 million

•	Deposit growth of $11.2 million

John R. Milleson, President and CEO, stated “Unfortunately our third quarter earnings were negatively impacted with a recognized loss on other real estate owned. Thankfully this is a onetime event and we remain confident that the Company is on pace for another year of solid performance and strong, steady growth. New customers continue to develop relationships with us as our defined trade area experiences more institutional upheaval. We are thankful that we have put much thought and strategy in not only our products and services but also our physical locations, making the decision to switch financial institutions easier for consumers. Loans and deposits continue to grow at a stable rate and we remain diligently focused on our net interest margin and efficiency ratio.”

Income Statement Review

Net income was $1.9 million for the third quarter of 2018, down $147,000 from the same period one year ago and down $661,000 from the previous quarter ended June 30, 2018. These decreases were driven primarily by the $987,000 loss that was accrued for the sale of other real estate owned. During the third quarter of 2018, the Company entered into a contract to sell a residential property it held as other real estate owned. On February 14, 2018, the Bank took ownership of this approximate 38-acre residential property located in Northern Loudoun County, Virginia. At that time, the property was recorded at $3.2 million and the Bank recognized $397,000 gain upon the foreclosure. During the quarter ended June 30, 2018, the Bank recorded a $282,000 valuation allowance for this real estate owned asset and reduced the previously recognized gain accordingly. The Bank has agreed on a sales price for the property of $2.0 million and after estimated selling costs, expects to receive net proceeds of approximately $1.9 million. The sale is scheduled to settle on October 15, 2018.

Net interest income remained unchanged at $7.4 million for the quarter ended September 30, 2018 when compared to the quarter ended June 30, 2018. Net interest income increased $319,000 from the $7.1 million for the quarter ended September 30, 2017. This increase resulted mostly from the increase in loan income.

Total loan interest income was $7.1 million for the quarter ended September 30, 2018 and $7.0 million for the quarter ended June 30, 2018. Total loan interest income increased $544,000 from $6.5 million for the quarter ended September 30, 2017. These increases are mostly due to increased loan volume.

Average loans for the quarter ended September 30, 2018 were $588.9 million compared to $581.4 million for the quarter ended June 30, 2018. Total average accruing loans were $587.8 million for the three months ended September 30, 2018 and $577.8 million for the quarter ended June 30, 2018. For the third quarter of 2017, total average loans were $550.8 million and average accruing loans were $545.8 million. The tax equivalent yield on average loans for the quarter ended September 30, 2018 was 4.80%, down five basis points from 4.85% for the quarter ended June 30, 2018 and up six basis points from 4.74% for the same quarter in 2017. Interest income from the investment portfolio was $980,000 for the quarter ended September 30, 2018 and $953,000 for the quarter ended June 30, 2018.

Average investments were $140.0 million for the quarter ended September 30, 2018 and $136.1 million for the quarter ended June 30, 2018. Interest income from the investment portfolio was $839,000 while average investments were $130.5 million for the quarter ended September 30, 2017. The tax equivalent yield on average investments for the quarter ended September 30, 2018 was 2.98%, down three basis points from 3.01% for the quarter ended June 30, 2018 and up three basis points from 2.95% for the same quarter in 2017.

Total interest expense was $705,000 for the three months ended September 30, 2018 and $573,000 for the same period ended June 30, 2018. This increase resulted mostly from the increased cost of interest bearing liabilities. The average cost of interest bearing liabilities increased 11 basis points when comparing the quarter ended September 30, 2018 to the quarter ended June 30, 2018. The average balance of interest bearing liabilities increased $5.6 million from the quarter ended June 30, 2018. The net interest margin was 4.04% for the quarter ended September 30, 2018 and 4.17% for the quarter ended June 30, 2018. For the quarter ended September 30, 2017, total interest expense was $351,000 and the net interest margin was 4.12%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized for periods in 2018 is 21% and 34% for periods in 2017.

Noninterest income was $1.8 million for the three months ended September 30, 2018 and $1.7 million for the quarter ended June 30, 2018. Noninterest income was $1.6 million for the quarter ended September 30, 2017. Nominal increases in ATM fees, safe deposit box fees and commissions from non-deposit investment sales collectively contributed to the increases between the quarter ended September 30, 2018 and the three-month periods ended June 30, 2018 and September 30, 2017.

Noninterest expense was $7.3 million for the quarter ended September 30, 2018. This represents an increase of $1.1 million or 18.55% from $6.2 million for the quarter ended June 30, 2018. Much of this increase resulted from the $987,000 loss accrued for the sale of other real estate owned. Salaries and employee benefits increased $259,000 from the quarter ended June 30, 2018 to September 30, 2018. This increase resulted mostly from an accrual made for anticipated employee incentive plan expense. Data processing fees increased $152,000 when comparing the quarter ended June 30, 2018 to the quarter ended September 30, 2018. Much of this increase is related to the Company moving its in-house core banking software to a service bureau environment. The Company migrated to a service bureau environment in late June 2018. Noninterest expense increased $1.4 million or 23.71% from the quarter ended September 30, 2018 when compared to $5.9 million for the quartered ended September 30, 2017. This $1.4 million increase is also related to the increases in the previously mentioned expense categories.

Income tax expense decreased $576,000 when comparing the quarter ended September 30, 2018 to the quarter ended June 30, 2018. Income tax expense decreased $890,000 when comparing the quarter ended September 30, 2018 to the same period in 2017. These decreases resulted from the recognition of a $316,000 estimated tax credit related to the Company’s investment in a qualified affordable housing project. For additional details regarding the Company’s qualified affordable housing project investments, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $4.1 million or 0.53% of total assets at June 30, 2018 to $3.2 million or 0.40% of total assets at September 30, 2018. This decrease resulted from the recording of a $987,000 valuation allowance for other real estate owned during the quarter. During the third quarter of 2018, the Company entered into a contract to sell a residential property it held as other real estate owned. Based on the sales contract and estimated selling costs of the transaction, a loss of $987,000 had been accrued and added to the valuation allowance for other real estate owned. The sale is scheduled to settle on October 15, 2018. During the quarter ended September 30, 2018, two loans totaling $88,000 were placed on nonaccrual status. Most of the non-accrual loans at September 30, 2018 are secured by real estate. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. No real estate assets had been foreclosed upon during the third quarter of 2018. There were no loans greater than 90 days past due and still accruing at September 30 and June 30, 2018. At September 30, 2017, there were $19,000 in loans that were greater than 90 days past due and still accruing. Nonperforming assets were $5.2 million or 0.71% of total assets at September 30, 2017.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans, but may not necessarily be nonperforming loans. At September 30, 2018, the Company had 20 troubled debt restructurings totaling $4.3 million and all but two loans, totaling $122,000, are performing loans.

The Company realized $25,000 in net recoveries for the quarter ended September 30, 2018 and $115,000 in net recoveries for the three months ended June 30, 2018. Net charge recoveries for the quarter ended September 30, 2017 were $32,000.

The Company recorded a provision for loan losses of $140,000 for the quarter ended September 30, 2018. Negative provisions for loan losses of $97,000 and $2,000 were recorded for the quarters ended June 30, 2018 and September 30, 2017, respectively. The allowance for loan losses was $4.7 million, or 0.79% of total outstanding loans, at September 30, 2018. At June 30, 2018, the allowance for loan losses was $ 4.5 or 0.78% of total outstanding loans. The allowance for loan losses was $4.4 million or 0.80% of total assets at September 30, 2017. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2018 were $786.1 million, which represented an increase of $10.9 million or 1.40% from total assets of $775.2 million at June 30, 2018. This increase resulted mostly from the increases in the loan portfolio. At September 30, 2017, total consolidated assets were $738.6 million. Total loans increased from $586.8 million at June 30, 2018 to $598.5 million at September 30, 2018. Total loans were $552.2 million at September 30, 2017.

Deposits and Other Borrowings

Total deposits increased $11.2 million to $693.3 million at September 30, 2018 from $682.1 million at June 30, 2018. At September 30, 2017, total deposits were $645.2 million.

Equity

Shareholders’ equity was $84.8 million at September 30 and June 30, 2018. At September 30, 2017 shareholders’ equity was $83.6 million. The book value of the Company at September 30, 2018 was $24.58 per common share. Total common shares outstanding were 3,473,833 at September 30, 2018. On October 17, 2018, the board of directors declared a $0.24 per common share cash dividend for shareholders of record as of November 2, 2018 and payable on November 16, 2018.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q18	2Q18	1Q18	4Q17	3Q17
Net Income (dollars in thousands)	$1,860	$2,521	$2,539	$1,709	$2,007
Earnings per share, basic	$0.54	$0.73	$0.73	$0.49	$0.58
Earnings per share, diluted	$0.54	$0.73	$0.73	$0.49	$0.58

Return on average total assets	0.94%	1.31%	1.36%	0.91%	1.07%
Return on average total equity	8.68%	12.12%	12.40%	8.11%	9.56%
Dividend payout ratio	44.44%	31.51%	31.51%	44.90%	37.93%
Fee revenue as a percent of total revenue	19.39%	18.15%	19.36%	18.40%	18.37%

Net interest margin(1)	4.04%	4.17%	4.05%	4.03%	4.12%
Yield on average earning assets	4.42%	4.49%	4.29%	4.23%	4.32%
Yield on average interest-bearing liabilities	0.64%	0.53%	0.40%	0.33%	0.32%
Net interest spread	3.78%	3.96%	3.88%	3.90%	4.00%
Tax equivalent adjustment to net interest income (dollars in thousands)	$99	$102	$89	$155	$159

Non-interest income to average assets	0.91%	0.87%	0.96%	1.01%	0.86%
Non-interest expense to average assets	3.70%	3.21%	3.01%	3.14%	3.15%

Efficiency ratio(2)	78.36%	67.11%	63.19%	65.52%	66.52%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized for periods in 2018 is 21% and 34% for periods in 2017. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q18	2Q18	1Q18	4Q17	3Q17
BALANCE SHEET RATIOS
Loans to deposits	86.32%	86.03%	84.83%	85.74%	85.57%
Average interest-earning assets to average-interest bearing liabilities	168.16%	166.67%	166.80%	165.83%	162.10%
PER SHARE DATA
Dividends	$0.24	$0.23	$0.23	$0.22	$0.22
Book value	24.58	24.57	24.12	24.40	24.31
Tangible book value	24.58	24.57	24.12	24.40	24.31
SHARE PRICE DATA
Closing price	$37.30	$35.99	$32.80	$32.00	$29.25
Diluted earnings multiple(1)	17.27	12.33	11.23	16.33	12.61
Book value multiple(2)	1.52	1.46	1.36	1.31	1.20
COMMON STOCK DATA
Outstanding shares at end of period	3,473,833	3,473,555	3,466,117	3,449,027	3,456,430
Weighted average shares outstanding	3,474,246	3,465,601	3,463,118	3,468,275	3,469,372
Weighted average shares outstanding, diluted	3,474,246	3,465,601	3,463,118	3,468,275	3,469,372
CAPITAL RATIOS
Total equity to total assets	10.79%	10.94%	10.71%	10.95%	11.31%
CREDIT QUALITY
Net charge-offs to average loans	-0.02%	-0.08%	0.06%	0.07%	-0.03%
Total non-performing loans to total loans	0.19%	0.19%	0.31%	1.11%	0.92%
Total non-performing assets to total assets	0.40%	0.53%	0.66%	0.84%	0.71%
Non-accrual loans to:
total loans	0.19%	0.19%	0.31%	1.11%	0.92%
total assets	0.15%	0.14%	0.23%	0.83%	0.69%
Allowance for loan losses to:
total loans	0.79%	0.78%	0.78%	0.78%	0.80%
non-performing assets	148.30%	110.42%	88.48%	68.44%	85.30%
non-accrual loans	411.62%	413.83%	251.67%	69.59%	87.40%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$—	$18	$—	$19
Non-accrual loans	1,145	1,099	1,800	6,339	5,086
Other real estate owned and repossessed assets	2,033	3,020	3,302	106	106
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$18	$30	$138	$160	$70
(Recoveries)	(43)	(145)	(52)	—	(102)
Net charge-offs (recoveries)	(25)	(115)	86	160	(32)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$140	$(97)	$205	$134	$(2)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,548	$4,530	$4,411	$4,437	$4,407
Provision	140	(97)	205	134	(2)
Net charge-offs (recoveries)	(25)	(115)	86	160	(32)
Balance at the end of period	$4,713	$4,548	$4,530	$4,411	$4,437

(1)

The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Unaudited	Unaudited	Audited	Unaudited
	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Assets
Cash and due from banks	$13,176	$14,823	$33,032	$32,672	$30,593
Federal funds sold	—	88	152	3,176	144
Securities available for sale, at fair value	141,566	139,491	129,986	133,673	125,685
Loans, net of allowance for loan losses	593,754	582,289	577,075	564,406	547,716
Bank premises and equipment, net	19,504	19,452	19,474	19,579	19,740
Other assets	18,074	19,048	16,145	12,245	14,686

Total assets	$786,074	$775,191	$775,864	$765,751	$738,564

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$256,738	$246,141	$252,144	$234,990	$224,353
Savings and interest-bearing demand deposits	327,612	328,563	328,655	322,948	314,599
Time deposits	108,987	107,403	104,847	105,476	106,293

Total deposits	$693,337	$682,107	$685,646	$663,414	$645,245
Federal funds purchased and securities sold under agreements to repurchase	1,158	—	—	—	—
Federal Home Loan Bank advances	—	—	—	—	—
Other liabilities	6,749	8,285	7,147	18,520	9,768
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$701,244	$690,392	$692,793	$681,934	$655,013

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,629	8,628	8,611	8,587	8,593
Surplus	12,680	12,491	12,155	12,075	12,193
Retained earnings	67,340	66,313	64,588	62,845	61,946
Accumulated other comprehensive income	(3,819)	(2,633)	(2,283)	310	819

Total shareholders’ equity	$84,830	$84,799	$83,071	$83,817	$83,551

Total liabilities and shareholders’ equity	$786,074	$775,191	$775,864	$765,751	$738,564

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Interest and Dividend Income
Interest and fees on loans	$7,092	$7,000	$6,541	$6,429	$6,548
Interest on federal funds sold	1	—	1	—	—
Interest and dividends on securities available for sale:
Taxable interest income	701	670	606	573	564
Interest income exempt from federal income taxes	263	268	262	253	258
Dividends	16	15	13	20	17
Interest on deposits in banks	58	41	52	48	71

Total interest and dividend income	$8,131	$7,994	$7,475	$7,323	$7,458

Interest Expense
Interest on deposits	$704	$563	$426	$352	$311
Interest on federal funds purchased and securities sold under agreements to repurchase	1	10	—	—	—
Interest on Federal Home Loan Bank advances	—	—	—	—	40

Total interest expense	$705	$573	$426	$352	$351

Net interest income	$7,426	$7,421	$7,049	$6,971	$7,107
Provision For Loan Losses	140	(97)	205	134	(2)

Net interest income after provision for loan losses	$7,286	$7,518	$6,844	$6,837	$7,109

Noninterest Income
Income from fiduciary activities	$316	$299	$444	$402	$236
Service charges on deposit accounts	302	302	308	318	310
Other service charges and fees	1,172	1,048	961	911	1,057
Gain on the sale of bank premises and equipment	—	—	—	—	(2)
Gain (Loss) on sales of AFS securities	6	—	11	(87)	26
Officer insurance income	(20)	—	—	288	—
Other operating income	28	16	77	60	(10)

Total noninterest income	$1,804	$1,665	$1,801	$1,892	$1,617

Noninterest Expenses
Salaries and employee benefits	$3,666	$3,406	$3,526	$3,417	$3,513
Occupancy expenses	374	363	371	371	358
Equipment expenses	233	234	219	236	222
Advertising and marketing expenses	209	201	185	187	190
Stationery and supplies	42	47	56	36	49
ATM network fees	192	246	206	209	203
Other real estate owned expenses	24	7	130	—	(3)
(Gain) loss on foreclosure and sale of other real estate	987	282	(397)	—	—
FDIC assessment	56	55	58	58	57
Computer software expense	114	112	139	142	151
Bank franchise tax	152	145	134	138	138
Professional fees	260	283	275	237	213
Data processing fees	270	118	125	143	165
Other operating expenses	731	667	603	649	653

Total noninterest expenses	$7,310	$6,166	$5,630	$5,823	$5,909

Income before income taxes	1,780	3,017	3,015	2,906	2,817
Income Tax Expense	(80)	496	476	1,197	810

Net income	$1,860	$2,521	$2,539	$1,709	$2,007

Earnings Per Share
Net income per common share, basic	$0.54	$0.73	$0.73	$0.49	$0.58

Net income per common share, diluted	$0.54	$0.73	$0.73	$0.49	$0.58

EAGLE FINANCIAL SERVICES, INC .

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
Assets:	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Securities:
Taxable	$101,045	$2,846	2.82%	$97,433	$2,744	2.82%	$91,635	$2,302	2.51%
Tax-Exempt (1)	38,935	1,320	3.39%	38,678	1,357	3.51%	38,900	1,548	3.98%

Total Securities	$139,980	$4,166	2.98%	$136,111	$4,100	3.01%	$130,535	$3,850	2.95%
Loans:
Taxable	$575,231	$27,698	4.82%	$569,442	$27,612	4.85%	$540,001	$25,780	4.77%
Nonaccrual	1,135	—	0.00%	3,624	—	0.00%	5,005	—	0.00%
Tax-Exempt (1)	12,531	556	4.44%	8,378	586	6.99%	5,765	303	5.25%

Total Loans	$588,897	$28,254	4.80%	$581,444	$28,197	4.85%	$550,771	$26,083	4.74%
Federal funds sold	173	3	2.01%	83	1	1.78%	—	—	0.00%
Interest-bearing deposits in other banks	11,440	229	2.00%	9,437	172	1.83%	22,752	285	1.25%

Total earning assets	$739,355	$32,652	4.42%	$723,451	$32,471	4.49%	$699,053	$30,218	4.32%
Allowance for loan losses	(4,629)			(4,651)			(4,451)
Total non-earning assets	48,952			50,895			48,584

Total assets	$783,678			$769,695			$743,186

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$93,694	$339	0.36%	$92,079	$294	0.32%	$84,107	$174	0.21%
Money market accounts	133,045	953	0.72%	130,150	753	0.58%	125,803	329	0.26%
Savings accounts	104,772	183	0.17%	104,375	160	0.15%	101,590	73	0.07%
Time deposits:
$100,000 and more	71,282	759	1.06%	69,056	604	0.87%	67,356	248	0.37%
Less than $100,000	36,760	561	1.53%	36,749	445	1.21%	39,131	411	1.05%

Total interest-bearing deposits	$439,553	$2,795	0.64%	$432,409	$2,257	0.52%	$417,987	$1,235	0.30%
Federal funds purchased and securities sold under agreements to repurchase	122	2	1.61%	1,645	39	2.39%	—	—	0.00%
Federal Home Loan Bank advances	—	—	0.00%	—	—	0.00%	13,261	157	1.18%
Trust preferred capital notes	—	—	0.00%	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	$439,675	$2,797	0.64%	$434,054	$2,296	0.53%	$431,248	$1,392	0.32%

Noninterest-bearing liabilities:
Demand deposits	250,068			243,898			219,180
Other Liabilities	8,877			8,253			9,505

Total liabilities	$698,620			$686,205			$659,933
Shareholders’ equity	85,058			83,490			83,253

Total liabilities and shareholders’ equity	$783,678			$769,695			$743,186

Net interest income		$29,855			$30,175			$28,827

Net interest spread			3.78%			3.96%			4.00%
Interest expense as a percent of average earning assets			0.38%			0.32%			0.20%
Net interest margin			4.04%			4.17%			4.12%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 21% for periods in 2018 and 34% for periods in 2017.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2017	6/30/2018	3/31/2018	12/31/2017	9/30/2017
GAAP Financial Measurements:
Interest Income - Loans	$7,092	$7,000	$6,541	$6,429	$6,548
Interest Income - Securities and Other Interest-Earnings Assets	1,039	994	934	894	910
Interest Expense - Deposits	704	563	426	352	311
Interest Expense - Other Borrowings	1	10	—	—	40

Total Net Interest Income	$7,426	$7,421	$7,049	$6,971	$7,107

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$29	$31	$19	$25	$26
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	70	71	70	130	133

Total Tax Benefit on Tax-Exempt Interest Income	$99	$102	$89	$155	$159

Tax-Equivalent Net Interest Income	$7,525	$7,523	$7,138	$7,126	$7,266